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                                   EXHIBIT 21

                            SCHEDULE OF SUBSIDIARIES



Following is a list of the registrant's subsidiaries at February 28, 1998.


      State of Incorporation
      Name of Organization
      ---------------------
      The Bank of Newport            Oregon
      The Commercial Bank            Oregon
      Bank of Vancouver              Washington
      BV Corporation                 Washington
      Centennial Bank                Washington
      Centennial Funding Corp.       Washington
      ELD Inc.                       Washington
      Totten, Inc.                   Washington
      West Coast Trust               Oregon